     EXHIBIT 23.1



     INDEPENDENT AUDITORS CONSENT



     We consent to the incorporation by reference in the Registration Statement of American Bio Medica Corporation (the "Company") on Form S-3 (File No. 333-16535), Form S-8 (File No. 333-91025) and Form S-8 (File No. 333-19203)
     of our report dated June 20, 2001 (with respect to the last paragraph of Note A and J[2], August 13, 2001, Note B and Note L[5], July 23, 2001, the last paragraph of Note J[3], July 18, 2001) on our audits of the financial statements of the Company as of April 30, 2001 and 2000 which report is included in this Annual Report on Form 10-KSB.





     Richard E. Eisner & Company, LLP



     New York, New York



     _________________, 2001